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   [CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT
     HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION]


                                                                 EXHIBIT 10.8


                           MARKETING AGREEMENT

     THIS AGREEMENT, made and entered into as the 12th day of April, 1996 by and between Heska Corporation (hereinafter referred to as "Heska") and Ciba-Geigy Corporation (hereinafter referred to as "Ciba").

                           -------------------

     WHEREAS, Heska's efforts are primarily focused on developing unique animal health products for dogs, cats and horses and inter alia is implementing research projects aiming for flea control and feline heartworm control vaccines; and

     WHEREAS, Ciba has established a marketing presence and sales organization and is selling with great success flea control and heartworm control products for companion animals; and

     WHEREAS, Ciba is interested in the distribution of Heska future flea control and feline heartworm vaccines and Heska wishes to benefit from Ciba's marketing expertise, organization and product launch expenditure.

     NOW, THEREFORE, the parties agree as follows:

Article 1 - Definitions

1.1 "Product" means any flea control vaccine or feline heartworm control vaccine developed by Heska as to which USDA prelicensing serials are completed on or before December 31, 2005.

1.2   "Territory" means the United States of America.

1.3 "Net Sales" means the gross invoice amount billed by a party for the sale of Products to non-affiliated third parties, less sales commissions paid to agents, credits for returned goods, discounts and/or rebates and sales taxes.

1.4 "Subsidiary" means any company or entity at least fifty percent (50%) of whose voting stock is owned or directly or indirectly controlled by a party.

1.5 "Co-exclusive" means exclusive for Ciba save the right retained by Heska to be exercised on its own or by a Subsidiary of Heska.

Article 2 - Rights Granted

2.1 Heska hereby grants to Ciba the co-exclusive right and license to make, have made, use and sell all Products in the Territory. Neither Heska nor its Subsidiaries shall authorize or enable a third party to make, have made, use or sell any flea control vaccine or feline heartworm control vaccine developed by Heska in the Territory except as a supplier exclusively to Heska.




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2.2     Ciba and Heska shall each have the right to market Products under their respective labels and trade names and shall be free to determine the prices and other terms and conditions of sale of the Products; provided that Ciba and Heska shall sell Products directly to veterinarians and to veterinary clinics and not through third party distributors who purchase Products for their own account.

ARTICLE 3 -- MANUFACTURING

3.1 Within its discretion, Ciba may manufacture Products or may have Heska or a third party manufacture Products for Ciba.

3.2 In the event Ciba wishes to have Heska manufacture Products, Heska shall do so under terms and conditions to be agreed upon by the parties; among other things, Ciba shall agree to pay to Heska [
                                                              ]


ARTICLE 4 -- CONSIDERATION

4.1     Ciba shall pay to Heska [         ] percent ([  ]%) of Ciba's Net Sales.

4.2     Heska shall pay to Ciba [           ] ([   ]%) of Heska's Net Sales.

4.3 The parties will submit reports within 60 days of the end of each calendar quarter showing Net Sales during such quarter and the payment that will be due to the other party pursuant to Paragraphs 4.1 and 4.2 with respect to such quarter. All such payments pursuant to Paragraphs
        4.1 and 4.2 shall become due and payable once a year on February 15 for sales during the preceding calendar year.

4.4 Both parties shall keep reasonable records containing the information for the computation of Net Sales figures. Each party, at its own expense, shall have the right to nominate an independent auditor, satisfactory and acceptable to the other party, who shall have access, during normal business hours, to such of the other party's records necessary to determine the accuracy of yearly Net Sales reports.

ARTICLE 5 -- PRODUCT DEVELOPMENT AND REGISTRATION

5.1 Heska shall bear and pay all research and development expenses of Products and all development and regulatory expenses if Heska chooses to register Products in the Territory.

5.2 If Heska does not have the capacity to, or does not choose to, register Products in the Territory, Ciba may elect to do so, in which case Ciba may deduct its out-of-pocket direct expenses of such registration from any future payments due pursuant to Paragraph 4.1 hereof.




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ARTICLE 6 -- SELECTION OF DISTRIBUTION PARTNER

If neither Ciba nor Heska intends to market Products directly to veterinarians and to veterinary clinics or to veterinarians and to veterinary clinics through their respective Subsidiaries in the Territory the parties shall jointly agree upon the distribution strategy/partner for the Products to be sold in the Territory.

ARTICLE 7 -- TERM AND TERMINATION

7.1 This Agreement shall become effective upon its execution by both parties and shall remain in force until the later of December 31, 2010 or for as long as Ciba is selling Products in the Territory. If, after selling a Product in the Territory, Ciba should permanently cease sales of that Product in the Territory without intending to market or sell the Product in the future (an "Abandoned Product"), then the obligations of the parties under this Agreement with respect to the Abandoned Product in the Territory shall terminate; provided, however, that if Ciba sells or intends to market or sell another Product in the Territory which would constitute an alternative flea control vaccine or feline heartworm control vaccine Product, then the obligations of the parties under this Agreement with respect to the Abandoned Product shall remain in full force and effect.

7.2 If either party fails to perform or fulfill any substantial obligation hereunder and if such party fails to remedy any such failure within sixty (60) days after written notice specifying particulars thereof from the other party, then the latter party shall have the right to terminate this Agreement by giving written notice of termination at any time within (30) days after said sixty (60) days period.

ARTICLE 8 -- MISCELLANEOUS

8.1 All notices required or permitted hereunder shall be given in writing and sent by facsimile transmission, or mailed postage prepaid by first class certified or registered mail, or sent by a nationally recognized express courier service, or hand delivered at the following addresses:

                Animal Health Division
                Ciba-Geigy Corporation
                Post Office Box 18300
                Greensboro, NC 27419
                Attention: President
                With a copy to: Legal Department

                Heska Corporation
                1825 Sharp Point Drive
                Fort Collins, CO 80525
                Attention: Chief Executive Officer


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        Any notice, if mailed properly addressed, postage prepaid, shall be deemed made three (3) days after the date of mailing as indicated on the certified or registered mail receipt, or on the next business day if sent by express courier service or on the date of delivery or transmission if hand delivered or sent by facsimile transmission.

8.2 This Agreement and all rights and obligations hereunder are personal to the parties hereto and may not be assigned without the express prior written consent of the other; provided, however, that Ciba may assign all of its rights and obligations hereunder, without the prior consent of Heska, in connection with the merger of Ciba-Geigy Limited and Sandoz Limited, and the formation of a new entity, Novartis.

8.3 This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York as though made and to be fully performed in said State.

8.4 If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. In the event any provision shall be held invalid, illegal or unenforceable the parties shall use best efforts to substitute a valid, legal and enforceable provisions which, insofar as possible, implements the purposes hereof.

8.5 This Agreement constitutes the entire understanding between the parties relating to the subject matter thereof, and no amendment or modification to this Agreement shall be valid or binding upon the parties unless made in writing and signed by the representatives of such parties.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year indicated above.

Ciba-Geigy Corporation                          Heska Corporation

By: /s/ T. P. McGOWAN                           By: /s/ FRED M. SCHWARZER
    ---------------------------------               --------------------------
    President, Animal Health Division

Title: President                                Title: President and
                                                       Chief Executive Officer




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